UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 27, 2011 (Date of earliest event reported)
Asure Software, Inc. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-20008 (Commission File Number)	74-2415696 (IRS Employer Identification Number)

110 Wild Basin Rd Austin, TX (Address of principal executive offices)		78746 (Zip Code)
512-437-2700 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Departure of Directors or Certain Officers

On May 27, 2011, Michael Galyen submitted his resignation as Vice President of Product, Technology and Services of Asure Software, Inc. (“the Company”), effective May 31, 2011 to pursue another business opportunity.  Most of Mr. Galyen’s responsibilities will be assumed by the Company’s newly hired Chief Operating Officer.

(c) Appointment of Certain Officers

On June 2, 2011, the Company’s Board of Directors appointed Steven W. Rodriguez as the Company’s Chief Operating Officer.  From February through May 2011, the Company hired Mr. Rodriguez as a fee-based consultant to evaluate and make recommendations related to the Company’s sales and marketing strategies and processes.  Before joining the Company, Mr. Rodriguez, 44, served as the Principal for HCS, a consulting company he founded.  Prior to that, Mr. Rodriguez served from March of 2008 to November of 2009 as the Executive Vice President and Officer at Perquest, a national workforce management company.  Previously, Mr. Rodriguez served as Senior Vice President of Sales & Sales Operations from May 2001 to November 2007 at Ceridian Corporation, a human resource services company.  Mr. Rodriguez also served from May 2000 to May 2001 as the Regional Director for Epicor Software.  Prior to Epicor, Mr. Rodriguez was Vice President of Sales at Automatic Data Processing (ADP), Inc., a provider of payroll and benefits administration solutions, from May 1990 to May 2000. Mr. Rodriguez holds a Bachelors of Business Administration from the University of Oklahoma.

Although the certain terms of Mr. Rodriguez’s compensation with the Company are pending, he will receive an annual base salary of $200,000.  Further information called for in Item 5.02(c) of Form 8-K is unavailable as of the filing of this report and if necessary, will be reported by an amendment to this report within four business days after the information is determined or becomes available.

  SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASURE SOFTWARE, INC.

Dated: June 3, 2011	By:	/s/ David Scoglio
David Scoglio
Chief Financial Officer